Exhibit 10.1

SUBLICENSE AGREEMENT

BETWEEN

MEDA AB

AND

PIPEX THERAPEUTICS, INC.

May 6, 2010

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BASED UPON A REQUEST FOR CONFIDENTIAL TREATMENT WITH THE UNITED STATES WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION.  THE NON-PUBLIC INFORMATION HAS BEEN FILED WITH THE COMMISSION.

SUB-LICENSE AGREEMENT

This Sublicense Agreement (this “Agreement”) is entered into as of May 6, 2010 (the “Effective Date”) by Meda AB, a company organized under the laws of Sweden (“Meda”); Adeona Pharmaceuticals, Inc. a Nevada corporation (“Adeona”) and Pipex Therapeutics, Inc., a corporation organized under the laws of the State of Delaware, USA (“Pipex”), a wholly owned subsidiary of Adeona.  Meda, Adeona and Pipex are referred to individually as a “Party” and collectively as the “Parties”.

BACKGROUND

A.           Pipex Therapeutics, Inc., and The McLean Hospital Corp., a not-for-profit Massachusetts corporation (d/b/a “McLean Hospital”) (“McLean”) entered into a certain Exclusive License Agreement dated as of November 17, 2005, as amended by an amendment effective September 17, 2007 and a second amendment effective April 28, 2010  (the “McLean License”), under which McLean granted Pipex an exclusive license under the Licensed Patents (as described below) to make, have made, use, have used and otherwise commercialize products containing flupirtine for the treatment of fibromyalgia; and

B.           Pipex desires to sublicense to Meda under this Agreement, and Meda desires to accept a sublicense, to practice the Licensed Patents under the terms of this Agreement.

The Parties hereby agree as follows:

1. DEFINITIONS.

Any capitalized terms used in this Agreement, whether singular or plural, shall have the meanings set forth below, unless otherwise specifically indicated herein.

1.1  “Affiliate” means a person or entity that, directly or indirectly through one or more intermediates, controls, is controlled by or is under common control with the person or entity specified. For the purpose of this definition, “control” means, with respect to an entity, (a) the direct or indirect ownership of 50% or more of the capital stock or share capital entitled to vote for the election of directors of the entity or 50% or more of equity or voting interest of the entity or (b) the ability to otherwise direct the management and operations of the entity.

1.2  “Applicable Law” shall mean applicable laws, rules and regulations, including any rules, regulations, guidelines or other requirements of the Regulatory Authorities, which may be in effect from time to time.

1.3  “Approved Licensed Product” means, in respect of any country, a Licensed Product labeled, and approved by the applicable Regulatory Authority for sale in such country, for use in the Field.

1.4 “cGCP” means all applicable good clinical practice standards for the design, conduct, monitoring, auditing, recording, analyses and reporting of clinical trials, including those set forth in U.S. C.F.R Title 21, Parts 50, 56 and 312, as may be amended from time to time, and the equivalent Applicable Laws in any relevant country, as each may be amended from time to time.

1.5 “Clinical Data” means all information with respect to the Licensed Product, made, collected or otherwise generated in the performance of or in connection with the Development of the Licensed Product, including any investigator brochures, case report forms, data, reports and results with respect thereto.

1.6 “Commercialization” or “Commercialize” means to use, or have used, to sell or have sold, to lease or have lease, to import or have imported or otherwise to transfer or have transferred, for value in the form or cash or otherwise, any Licensed Product.

1.7 “Confidential Information” shall have the meaning set forth in Article 8.

1.8 “Control” means possession of the right to grant a license or sublicense hereunder to intangible property rights (including Licensed Patents, Licensed Know-how, trade secrets, trademarks and rights to access or cross-reference regulatory filings) without violating the terms of any agreement or other arrangement with any Third Party.

1.9 “Development” or “Develop” means the conduct of any pre-clinical, non-clinical or clinical development activities in connection with seeking or maintaining any Regulatory Approvals (other than pricing or reimbursement approvals) for the Licensed Product, including toxicology, pharmacology, ADME activities, CMC activities, test method development, drug delivery system development, device development, stability testing, process development, technology transfer, formulation development, quality assurance and quality control development, statistical analysis, clinical studies, pharmacovigilance, regulatory affairs and other regulatory activities with respect to the foregoing.

1.10 “XXX Technology” means the Specified Technology (as defined under that certain Option Agreement, XXX, between Adeona and XXX, including the following Patents: XXX, entitled “XXX”, XXX.

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XXX - redacted pursuant to a confidentiality request with the United States Securities and Exchange Commission and filed separately with the Commission

1.11 "Distributor" shall mean a person, other than a sublicensee or an Affiliate, in one or more countries in the Territory that (a) purchases a Licensed Product in finished form, packaged and labeled from Meda, its Affiliate, sublicensee or assignee for such country(ies), (b) assumes responsibility from Meda for all or a portion of the marketing and promotion of a Licensed Product in such country(ies) and (c) sells Licensed Product in such country(ies).  Distributor does not include wholesalers and other similar physical distributors not involved in marketing or promotion of a Licensed Product.

1.12 “FDA” means the United States Food and Drug Administration or any successor thereto.

1.13 “FDC Act” means the Federal Food, Drug, and Cosmetic Act, as amended from time to time, and any applicable subsequent legislation, rules or regulations promulgated by the FDA in connection thereto.

1.14 “Field” means indications for the treatment and prevention of fibromyalgia and its symptoms, including a method of treating a patient for fibromyalgia which comprises: administering an amount of flupirtine to said patient effective to reduce or eliminate one or more of the following symptoms: chronic musculoskeletal pain; sleep disturbance; chronic fatigue; or major depression.

1.15 “First Commercial Sale” means, with respect to any Licensed Product, the first sale (as evidenced by an invoice or receivable) by Meda or its Affiliates, sublicensees, assignees or Distributors to a Third Party to be ultimately used or consumed by an end user or consumption of such Licensed Product in a country in the Territory after the governing Regulatory Authority of such country has granted all Regulatory Approvals necessary to market and sell such Product in such country.  Sale of any Product by Meda to its Affiliate shall not constitute a First Commercial Sale unless such Affiliate is the end user of such Product.

1.16 “Flupirtine” means the compound [ethyl N-[2-amino-6-[(4-fluorophenyl)methylamino]pyridin-3-yl]carbamate, which has CAS Registry No. 56995-20-1 or any salt thereof.

1.17 “Information” means tangible and intangible trade secrets, inventions (whether patentable or not), methods, knowledge, know-how, test data and results (including pharmacological, toxicological, pre-clinical and clinical test data and results), and analytical and quality control data, results, and descriptions.

1.18 “Licensed Know-How” means all Information that is owned or Controlled by Pipex or its Affiliates during the Term and is necessary or useful for the Development, manufacture or Commercialization in the Field of any Licensed Product in the Territory, including Clinical Data, Product Registration Data and, only to the extent requested by Meda, the McLean Technology.

1.19 “Licensed Patents” means (a) U.S. Patent Application number 09/534,324, filed on April 5, 2000, now U.S. Patent No. 6,610,324, issued on August 26, 2003, or the equivalent of such application including any division, continuation (but not including continuations-in-part) or any foreign patent application or letters patent or the equivalent thereof issuing thereon or reissue, reexamination or extension thereof, as listed in Exhibit 1.19 (the “McLean Patents”) and (b) all other Patents owned or Controlled by Pipex or any of its Affiliates at any time during the Term that, in the absence of a license thereunder, would be infringed by the Development, manufacture, use, sale, offer for sale or import of Licensed Products in the Field in the Territory.

1.20 “Licensed Product” means any product containing Flupirtine, the manufacture, use or sale of which is covered by any Valid Claim in the Field.

1.21 “Licensed Technology” means the Licensed Patents and the Licensed Know-How.

1.22 “NDA” or “New Drug Application” means the New Drug Application filed with the FDA, marketing authorization, or other product registration application filed with any Regulatory Authority to obtain approval to sell the Licensed Product in the Field in the Territory.

1.23 “NDA Approval” means, with respect to any country or region of the Territory, approval of the applicable NDA by the applicable Regulatory Authority.

1.24 “McLean Technology” means the Technological Information (as such term is defined in the McLean License).

1.25 “Net Sales” means the gross amounts, billed, invoiced or received by Meda or its Affiliates, sublicensees, assignees, successors or Distributors for sales of Approved Licensed Products in the Territory to Third Parties, less the following items, as allocable to such Approved Licensed Product (if not previously deducted from the amount invoiced):

(a)	ordinary and customary trade discounts actually allowed;

(b)
credits, rebates, chargebacks and returns (including wholesaler and retailer returns and rebates and retroactive price reductions granted to managed health care organizations and governmental authorities) actually allowed or granted;

(c)	freight, postage, insurance and duties paid for and separately identified on the invoice or other documentation maintained in the ordinary course of business; and

(d)
excise taxes, other consumption taxes, customs duties and compulsory payments to governmental authorities actually paid and separately identified on the invoice or other documentation maintained in the ordinary course of business.

In the event that an Approved Licensed Product  is also approved for use for an additional indication outside of the Field, then for purposes of determining Net Sales attributable to the Field, first, for all prescriptions written by physicians whose practice includes rheumatology, such prescriptions shall be considered to be within the Field, and for physicians whose practice does not include rheumatology, such as a general practitioner or pain specialist, for example, a percentage of such prescriptions written by such physicians shall be estimated to be for the Field based upon an annual survey of the prescribing practices of a random sample of 250 such physicians in each such Territory conducted by an independent third party pharmaceutical market research firm engaged on behalf of Pipex, McLean and Meda.

1.26 “Patents” means any and all (a) patents, (b)  patent applications, including all provisional applications, substitutions, continuations, continuations-in-part, divisions and renewals, and all patents granted thereon, (c) all patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including supplementary protection certificates or the equivalent thereof, (d) inventor’s certificates and (e) any other form of government-issued intellectual or industrial property right substantially equivalent to any of the foregoing.

1.27 “Product Registration Data" means (a) the trial master file and all regulatory files relating to the Licensed Product, including any licenses (to the extent transferable), and minutes of meetings and telephone conferences with any Regulatory Authorities, validation data, preclinical and clinical studies and tests (and their respective study files), original data, case report forms, and all audit reports of clinical studies, plus all applications (and amendments thereto) for Regulatory Approvals, annual reports and safety reports associated therewith, drug master files, which in each such case are in the possession or control of Pipex or its Affiliates, and all correspondence with Regulatory Authorities regarding the marketing status of the Licensed Product; and (b) all records maintained under cGCP or other record keeping or reporting requirements of Regulatory Authorities in the Territory, including all correspondence and communications with Regulatory Authorities in connection with the Licensed Product (including any advertising and promotion documents), adverse event files, complaint files, manufacturing records.

1.28 “Regulatory Approval” means any and all approvals (including approvals of NDAs and pricing and reimbursement approvals), licenses, registrations, or authorizations of any country, federal, supranational, state or local regulatory agency, department, bureau or other government entity in the applicable Territory that are necessary for the Development, manufacture or Commercialization of any Licensed Product in the Territory or any part thereof.

1.29 “Regulatory Authority” means any country, federal, supranational, state or local regulatory agency, department, bureau, court or other governmental or regulatory authority having the authority to regulate the Development, manufacture or Commercialization of any Licensed Product in the Territory or any part thereof, including the FDA, Health Canada and the Japanese Ministry of Health and Welfare.

1.30 “Royalty Period” means the period of time beginning on the date of the First Commercial Sale of a Product in a country in the Territory and, on a Product-by-Product and country-by-country basis, extending until the expiration or termination of all Valid Claims covering the use or sale of such Approved Licensed Product in such country.

1.31 “Term” shall have the meaning provided in Section 9.1.

1.32 “Territory” means the entire world.

1.33 “Third Party” means any entity other than Meda or Pipex or their respective Affiliates, sublicensees, assignees or Distributors.

1.34 “Valid Claim” means a claim of an issued, unexpired Licensed Patent that has not been revoked, held to be invalid or unenforceable by a final judgment of a court or other governmental authority of competent jurisdiction from which no appeal can be or is taken within the time allowed for appeal and that has not been admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise.

2. LICENSE.

2.1 Grant.  Pipex hereby grants Meda the exclusive, royalty bearing license and sublicense under the Licensed Technology to make, have made, Develop and Commercialize in the Territory Licensed Products, subject to the rights retained by McLean in Section 2.3 of the McLean License.

2.2 Sublicenses. Meda shall have the right to grant further sublicenses in accordance with its customary business practices to its Affiliates and Third Parties to further Develop, manufacture and Commercialize Licensed Products, provided that all such sublicenses are consistent with this Agreement.

2.3 No Implied Licenses.  No right or license under any Patents or Information of either Party is granted or shall be granted by implication.  All such rights or licenses are or shall be granted only as expressly provided in this Agreement.

2.4 Stoll Clinical Studies. Pipex hereby assigns to Meda all of its rights under the letter agreement between Pipex and Dr. Andrew Stoll dated April 30, 2010 covering the right to cross-reference or transfer his investigator IND and access all data and Information arising under studies conducted under such IND.

2.5 Drug Supply.  Adeona and Pipex hereby assign their rights and transfer possession to Meda of all available inventories of the Licensed Product and related placebo for clinical studies.

2.6 Option on Additional Technology. Adeona hereby grants Meda the exclusive option to obtain the exclusive license to Develop, manufacture and Commercialize products containing Flupirtine under the XXX Technology. Meda may exercise such option at any time during the term of the XXX by giving written notice to Adeona.  Upon exercise of such option by Meda, (a) Adeona shall assign its rights under the XXX to Meda and Meda shall then have the exclusive right to negotiate toward a license agreement with XXX in accordance with the terms of XXX; or (b) if such assignment is not permitted, Adeona shall use its best efforts to negotiate such license agreement for the benefit, and at the direction of Meda and subject to Meda’s reimbursement of license fees, payments contemplated by XXX and out-of-pocket

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XXX - redacted pursuant to a confidentiality request with the United States Securities and Exchange Commission and filed separately with the Commission expenses reasonably incurred by Adeona. If Meda enters into such a license agreement and commercializes in any country in which there is a valid issued claim under any patent included in XXX Technology that covers the sale of a flupirtine-containing product for the uses approved for sale in such country, Meda shall pay Adeona a royalty equal to XXX of net sales of a flupirtine-containing product that is specifically approved for uses claimed by an issued patent licensed from XXX; and (x) if differentiated by formulation, dosage or other means so that it cannot reasonably be prescribed for the same uses as an Approved Licensed Product; however, if not differentiated then the net sales figure upon which the royalty payment shall be based shall be determined in accordance with the provisions of the last paragraph of section 1.25 of this Agreement (substituting the phrase “XXX” for the word “rheumatology” where it appears in Section 1.25), XXX. Such royalty shall be payable on sales of such product in any country to the extent there are valid claims under such patents that would be infringed by the sale of such product in such country.

2.7. Intent of the Parties.    To the extent applicable to the practice of the rights granted hereunder and arising after the Effective Date, Meda agrees to comply with the following terms of the McLean License applicable to Pipex so that Pipex may, in turn, comply with its obligations to McLean: 4.2 (Patent Cost Reimbursement). 5.1 (Diligence Reports), 5.2 (Milestone Achievement Notification), 5.3 (Non-Royalty Income Reports), 5.4 (Sales Reports), 5.5 (Audit Rights), 6 (Patent Proscecution), 7 (Infringement), 8.1 (Indemnity), 8.2 (Insurance), 11 (Compliance with Law) and 12.7 (Use of Name).

3. DEVELOPMENT AND COMMERCIALIZATION.

3.1 Technology Transfer.  Contemporaneous with the execution of this Agreement and also within no later than 60 days following the Effective Date (and promptly after the development or acquisition of any Licensed Know-How thereafter), Pipex shall provide to Meda all tangible embodiments of the Licensed Know-How (or copies thereof) as reasonably necessary for the practice of the licenses granted herein, which shall include all Licensed Know-How described in Exhibit 3.1.

3.2 Development of the Licensed Product.  Meda shall use Commercially Reasonable Efforts to Develop and Commercialize the Licensed Products for use in the Field in accordance with a development plan prepared by Meda, which plan shall be modified and updated from time to time in consultation with Pipex (and Meda will consider in good faith all comments provided by Pipex) and, to the extent required to comply with the McLean License, McLean (the “Development Plan”). Meda shall report to Pipex, in writing and on a quarterly basis, Meda’s efforts to comply with the Development Plan, including progress on research and Development of the Licensed Product, the status of the NDA and other applications for Regulatory Approvals.  Meda agrees to pay Pipex XXX% of any amounts paid to McLean as consideration for future amendments of the development obligations under the McLean License or any new agreement with McLean regarding the Licensed Patent that amends such development obligations.

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XXX - redacted pursuant to a confidentiality request with the United States Securities and Exchange Commission and filed separately with the Commission

4. FEES AND PAYMENTS.

4.1 Upfront Fee.  Meda shall pay to Pipex a non-refundable, non-creditable upfront fee of US$2,500,000 payable contemporaneous with the execution of this Agreement.

4.2 Royalties.   Meda shall pay to Pipex royalties equal to 7% of Net Sales.  Such royalties shall be payable within 30 days after the end of each calendar quarter.  After the Royalty Period for any Approved Licensed Product expires in any country in the Territory, no further royalties shall be payable in respect of sales of such product in such country and thereafter the licenses granted under Section 2.1 with respect to such product in such country shall be fully paid-up, perpetual, irrevocable and royalty-free.  For the avoidance of doubt, royalties are payable only on sales in countries where there exist Valid Claims covering the sale or use in the Field of an Approved Licensed Product in such country.  Meda shall have the right to offset against such royalties all amounts payable directly to McLean to continue the license under the McLean Patents following any termination of the McLean License as contemplated under the Non-Disturbance Letter as defined in Section 10.1 and attached as Exhibit 10.1 hereof.

4.3 Milestone Payments.  Meda shall pay to Pipex the following milestone payments within 30 days after the occurrence of each of the following milestone events:

Milestone Event	Payment
(a) FDA’s acceptance of the NDA	US$5,000,000
(b) Meda obtains NDA Approval from the FDA	US$10,000,000

Meda shall pay directly to McLean the $150,000 milestone payment due to McLean upon initiation of a phase III clinical trial under the McLean License.

4.4 Nonroyalty Sublicense Revenue Sharing. If Meda grants a sublicense or sells to a Third Party the right to sell the Approved Licensed Product, Meda shall be responsible paying directly to McLean any non-royalty sublicense payments due to McLean under the McLean License in connection with upfront payments, milestone payments, license issue fees, maintenance fees and similar payments received by Meda, and Meda shall pay Pipex, in addition to any royalty payments set forth above, XXX% of all such  payments received from such Third Party that are allocable to such sublicensed or sold rights for Territories outside of Japan and the rate of XXX% of such Third Party payments allocable to such sublicensed or sold rights for the Territory of Japan.  For sake of clarity, for purposes of this Section 4.4, an assignment of rights under this Agreement shall be considered a sublicense or sale; and any revenues arising from the supply of a product or providing any services at fair market value shall not be so shared.

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XXX - redacted pursuant to a confidentiality request with the United States Securities and Exchange Commission and filed separately with the Commission

5. RECORDS, AUDITS AND LATE PAYMENTS.

5.1 Payment; Reports.  After the First Commercial Sale of an Approved Licensed Product in the Territory, Meda shall furnish to Pipex, within 30 days after the end of each calendar quarter, a written report of the Net Sales for the preceding quarter and royalties payable thereon, together with the exchange rates used for any currency conversion.

5.2 Exchange Rate; Manner and Place of Payment.  All payments to be made by Meda to Pipex under this Agreement shall be made in United States dollars by wire transfer in immediately available funds to a bank account designated in writing by Pipex.  For purposes of calculating Net Sales in currency other than United States dollars, such conversion shall be calculated using the rate of exchange that is the commercial rate of exchange for the conversion of local currency to United States dollars as published by The Wall Street Journal, on the last business day immediately prior to the date of payment (or if such newspaper shall cease to publish currency exchange rates, then the commercial rate of exchange published by another leading financial publication or bank as mutually agreed to in writing by the Parties).

5.3 Income Tax Withholding.  Pipex shall pay all taxes levied on account of any payment made to it under this Agreement.  If any taxes are required to be withheld by Meda, Meda shall (a) deduct such taxes from the payment made to Pipex, (b) timely pay the taxes to the proper taxing authority, and (c) send proof of payment to Pipex, including any receipt issued by the taxing authority, and certify its receipt by the taxing authority within 60 days following such payment.

5.4 Audits.  During the Term and for a period of six years thereafter, Meda shall keep, and shall cause its Affiliates to keep, complete and accurate records pertaining to the sale or other disposition of the Approved Licensed Products in sufficient detail to permit Pipex to confirm the accuracy of all milestone and royalty payments due hereunder, which records shall be kept for six years following the end of the calendar year to which such record pertains.  Meda shall permit, and cause its Affiliates to permit, Pipex to cause an independent, certified public accountant reasonably acceptable to Meda to audit such records of Meda and its Affiliates to confirm Net Sales, and royalty and milestone payments.  Such audits may be exercised during normal business hours upon reasonable prior written notice to Meda (but in no event less than 5 days’ advance notice), but no more frequently than once per year.  No accounting period of Meda or its Affiliate shall be subject to audit more than one time by Pipex.  Prompt adjustments shall be made by the Parties to reflect the results of such audit.  Pipex shall bear the full cost of such audit unless such audit discloses an underpayment by Meda of more than 5% of the amount of royalty payments due under this Agreement, in which case, Meda shall bear the full cost of such audit and shall remit to Pipex the amount of any underpayment within 15 days after receiving notice thereof from Pipex.

5.5 Late Payments.  If any payment due under this Agreement is not made when due, the payment shall accrue interest from the date due at the rate of ten percentage points above the U.S. Prime Rate (as published in The Wall Street Journal, Eastern Edition); provided, that in no event shall such rate exceed the maximum legal annual interest rate.  The payment of such interest shall not limit Pipex from exercising any other rights it may have as a consequence of the lateness of any payment.

6. INTELLECTUAL PROPERTY.

6.1 Patent Prosecution and Maintenance. The parties acknowledge that, pursuant to Section 6.1 of the McLean License, McLean is responsible for the preparation, filing, prosecution and maintenance of all McLean Patents.  To the extent Pipex has any rights to prosecute or maintain any McLean Patents, Meda shall exercise such right on Pipex’s behalf at Meda’s expense. For purposes of this Article 6, “prosecute and maintain ” of any Patent  shall be deemed to include the filing of applications, the defense of interferences or oppositions, and requests for reexaminations, reissues or extensions of patent terms (including seeking all applicable patent term extensions and supplementary protection certificates in connection with any Licensed Product).  In any event Meda shall reimburse McLean for all Patent Costs (as defined in the McLean License) payable by Pipex under the McLean License that are incurred after the Effective Date. Pipex shall promptly provide to Meda copies of patent prosecution documents provided to Pipex pursuant to Section 6.2 of the McLean License and allow Meda to otherwise exercise any rights it may have to participate in the prosecution of the McLean Patents. Pipex shall prepare, file, prosecute and maintain all Licensed Patents (other than the McLean Patents), except to the extent Meda elects to prepare, file, prosecute or maintain, at its expense, such Licensed Patents. Pipex shall keep Meda informed such prosecution and maintenance activities and provide Meda an opportunity to provide comments on any patent filings.

6.2 Infringement.  To the extent Pipex has the right to enforce any of the McLean Patents under Section 7.2 of the McLean License, XXX shall have the right to exercise such rights XXX Pipex shall promptly provide to XXX copies of any notices provided by McLean pursuant to Article 7 of the McLean License. XXX shall have the sole right and obligation, at its own cost, to bring and control any action with respect to infringement of any Licensed Patents other than the McLean Patents in the Territory, to the extent XXX determines in its sole discretion that any such action may be reasonably necessary, proper and justified. XXX shall have the right to be represented in any such action by counsel of its own choice at its own expense.  To the extent XXX recovers any damages or other amounts as result of any such enforcement actions that exceeds its litigation costs and expenses, such amounts shall be XXX, of which XXX shall pay half to McLean.

6.3 Cooperation of the Parties.  Each Party shall keep the other Party reasonably informed of any actions it undertakes pursuant to this Article 6. If a Party brings an infringement action in accordance with this Article 6, the other Party shall cooperate fully, including, if required or requested to bring such action, the furnishing of a power of attorney or being named as a Party.

7. REPRESENTATIONS.

7.1 Mutual Representations.  Each Party represents to the other that: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out
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XXX - redacted pursuant to a confidentiality request with the United States Securities and Exchange Commission and filed separately with the Commission the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action; and (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

7.2 Representations by Pipex and Adeona.  Pipex and Adeona represent to, and covenant with, Meda as of the Effective Date that:

(a)	Pipex is a wholly owned subsidiary of Adeona;

(b)
Subject to McLean’s approval, Pipex has the full right, power and authority to (i) grant all of the right, title and interest in the licenses granted to Meda under this Agreement and (ii) transfer the Licensed Know-How in accordance with Section 3.1;

(c)
Pipex is the sole and exclusive legal and beneficial owner of the existing Licensed Technology , all of which are free and clear of any liens, charges, encumbrances and rights of any Third Party, (including any rights to royalties, commissions or similar obligations with respect thereto), contingent or otherwise, except as otherwise specifically set forth in the McLean License;

(d)	the McLean License is in full force and effect and Pipex is not in default thereof;

(e)	the XXX is in full force and effect and Adeona is not in default thereof and, XXX, Adeona has the exclusive right to negotiate the exclusive license under the XXX Technology;

(f)
Pipex has not granted, and will not grant, to any Third Party or Affiliate any (i) license or other right under the Licensed Technology to research, Develop or Commercialize Licensed Products in the Territory, and any (ii) license or other right under the Licensed Patents inconsistent with the rights and licenses granted to Meda herein;

(g)
Pipex has and will continue to make all payments due to McLean with respect to the Licensed Patents, and fulfill all of its other obligations under the McLean License, to ensure the enforceability of Meda’s license hereunder;

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XXX - redacted pursuant to a confidentiality request with the United States Securities and Exchange Commission and filed separately with the Commission

(h)
to Pipex’s knowledge, the exploitation of the Licensed Technology in the Territory pursuant to this Agreement does not infringe any intellectual property rights owned by any Third Party and Pipex does not have any knowledge that any Third Party is infringing or misappropriating any of the Licensed Technology;

(i)
the Licensed Patents exist in good standing and have been properly registered or filed, and properly maintained, under all Applicable Laws and, to Pipex’s knowledge, the issued Licensed Patents are not invalid or unenforceable;

(j)
to Pipex’s knowledge, (i) there are no pending patent applications of any Third Party that, if issued, would be infringed by the practice of the Licensed Technology or the Development or Commercialization of Products in the Territory; and (ii) there are no claims, judgments, orders or settlements against or owed by Pipex or any Affiliates or, to its knowledge, pending or threatened claims, or litigation, in either case relating to the Licensed Technology (including any proceedings pending before any Regulatory Authorities);

(k)
Pipex is the lawful holder of all existing Product Registration Data, if any, generated by or for Pipex or Adeona and of the rights enumerated under the letter agreement dated April 30, 2010 to the existing Product Registration Data of Dr. Andrew Stoll relating to Licensed Product in the Territory and Pipex is the lawful owner of the investigational drug supply;

(l)
Pipex has no knowledge of (i) any facts (including misstatements or omissions relating to the Licensed Product in any regulatory submission) which furnish any reasonable basis for any inquiries, notice of adverse findings, warning or other regulatory letters or sanctions, or other similar communication from Regulatory Authorities or (ii) any inquiries, investigations, actions or other proceedings pending before or, threatened by any Regulatory Authority with respect to the Licensed Product; and

(m)	the Licensed Technology does not include any McLean Technology and the development of the Licensed Product (including its use in the Field) did not employ any McLean Technology.

7.3 Disclaimer.  Except as expressly set forth in this Agreement, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN CONNECTION WITH ANY PRODUCTS.

8. CONFIDENTIALITY.

8.1 Confidential Information.  Except as otherwise provided herein, each Party shall maintain in strict confidence, and shall not use for any purpose or disclose to any Third Party without the disclosing Party’s written consent, information disclosed by the other Party in writing and marked “Confidential” or that is disclosed orally and confirmed in writing as confidential within 60 days following such disclosure (collectively, “Confidential Information”).  Confidential Information shall not include any information that the receiving Party can demonstrate by competent evidence:  (i) was already known to the receiving Party at the time of disclosure hereunder as evidenced by previously-existing written records, or (ii) is now or hereafter becomes publicly known other than through acts or omissions of the receiving Party, or (iii) is disclosed to the receiving Party on a non-confidential basis by a Third Party under no obligation of confidentiality to the disclosing Party or (iv) is independently developed by the receiving Party without the use of, reliance on or reference to any Confidential Information disclosed to the receiving Party by the disclosing Party.

8.2 Permitted Use.  Notwithstanding the provisions of Section 8.1 above, each Party may disclose Confidential Information of the other Party as expressly permitted by this Agreement, or if and to the extent such disclosure is reasonably necessary in the following instances:

(a)	enforcing such Party’s rights under this Agreement;

(b)	prosecuting or defending litigation as permitted by this Agreement;

(c)	prosecuting or maintaining Patents as set forth in Article 6;

(d)	complying with applicable court orders or governmental regulations;

(e)	register or record this Agreement or evidence of this Agreement with the applicable patent authorities;

(f)	in the case of Meda, Developing or Commercializing Products in accordance with the licenses granted pursuant to Section 2.1;

(g)
facilitate discussions with actual or potential subcontractors in connection with the Development and Commercialization of Products hereunder,  provided, in each case, that any such actual or potential subcontractor or sublicensee agrees to be bound by reasonable obligations of confidentiality and non-use;

(h)
file any necessary disclosure documents with the S.E.C. (subject to redactions reasonably acceptable to the other Party to the extent permitted by law provided, however that if the SEC shall request that a redaction be removed or if the S.E.C. shall require further correspondence regarding a redaction that the redaction shall be removed and provided, further that the parties hereto agree that  no redaction shall be requested of information regarding the royalty payments or milestone payments) or respond to any request by any Regulatory Authority in connection with any filings or applications for Regulatory Approval of any Products;

(i)
comply with requirements to disclose to applicable stock exchanges; provided, that prior notice of such disclosure shall be provided to the non-disclosing Party and reasonable measures, to the extent available and after consultation with the non-disclosing Party, shall be taken to assure confidential treatment of such information, including requests for redaction of confidential terms of this Agreement; and

(j)
disclosure to Third Parties in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third Party investors, acquirors, merger partners, or potential providers of equity or debt financing and their advisors in confidential financing documents, provided, in each case, that any such Third Party agrees to be bound by reasonable obligations of confidentiality and non-use.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 8.2(b) or Section 8.2(c) or Section 8.2(h), it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such Party would use to protect its own confidential information, but in no event less than reasonable efforts.  In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder.

8.3 Publications.  Pipex shall not have any right to make any publications, including publish any scientific papers related to the Licensed Product, without Meda’s prior written consent.

8.4 Publicity.  Each Party may issue a press release substantially in the form set forth in Schedule 8.4 announcing the execution of this Agreement.  Pipex may not issue any other press releases about this Agreement without Meda’s prior written consent. In addition, it is understood that each Party may desire or be required to issue subsequent press releases or make disclosures (pursuant to filings with the Securities Exchange Commission (S.E.C.), the Stockholm Stock Exchange or otherwise, as applicable) relating to this Agreement or activities hereunder.  The Parties agree to consult with each other reasonably and in good faith with respect to the text and timing of such press releases or other disclosures prior to the issuance thereof, provided that a Party may not unreasonably withhold or delay consent to such releases, and that either Party may issue such press releases as it determines, based on advice of counsel, are reasonably necessary to comply with laws or regulations or for appropriate market disclosure.  In addition, following the initial press release announcing this Agreement, either Party shall be free to disclose, without the other Party’s prior written consent, the existence of this Agreement, the identity of the other Party and those terms of the Agreement which have already been publicly disclosed in accordance herewith. Meda recognizes that Adeona will be required to file this agreement with the S.E.C. and in connection therewith Meda shall have the right to review and comment on all proposed disclosures prior to Adeona’s submission thereof, including all redacted copies of this Agreement, as Adeona shall consider in good faith any comments provided by Meda.  In addition, the Parties shall agree on the wording of press release prior to execution of this Agreement. Neither party may issue any press release that names McLean or Andy Stoll without the prior approval of each one named.

9. TERM AND TERMINATION.

9.1 Term.  The initial term of this Agreement shall commence on the Effective Date and, unless earlier terminated pursuant to this Article 9, continue country-by-country until the earlier of (a) the expiration of the Royalty Period for such country (the time period from the Effective Date until the expiration of all Royalty Periods is referred to as the “Term”) or (b) termination or expiration of the McLean License.

9.2 Termination by Meda.  Meda shall have the right to terminate this Agreement at any time upon 90 days prior written notice, provided, however, that, except in respect of any continuing agreement with McLean contemplated under the Non-Disturbance Letter following a termination of the McLean License other than a termination  due to the failure of Meda to fulfill its obligations hereunder,  Meda agrees in the event of such termination, it will not circumvent Meda’s obligations under this Agreement by separate Agreement with McLean and agrees that if any such separate agreement, Meda’s obligations pursuant to Section 4.2, 4.3 and 4.4 shall not terminate.

9.3 Termination upon Insolvency.

(a)
Either Party may terminate this Agreement upon 60 days’ prior written notice if at any time a Party shall (i) file in any court or agency pursuant to any statute or regulation, a petition in bankruptcy or insolvency or for reorganization of the Party or its assets, or (ii) be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within 60 days after the filing thereof.

(b)
Either Party may terminate this Agreement upon 60 days’ prior written notice if at any time a Party shall (i) become Insolvent, (ii) propose a written agreement of composition or extension of its debts, (iii) liquidate, dissolve, or otherwise cease business operations, or (iv) make an assignment for the benefit of creditors. All rights and licenses now or hereafter granted under or pursuant to any Section of this Agreement, including Section 2.1, are rights to “intellectual property” (as defined in Section 101(35A) of Title 11 of the United States Code, as it may be amended from time to time (such Title 11, the “Bankruptcy Code”)). For the purposes of this Section 9.3(b), a Party shall be considered to be “Insolvent” if (A) such Party has ceased to pay its debts or liabilities as such debts or liabilities mature or become due in the ordinary course of business; or (B) the fair value of the property of said Party is less than the total amount of liabilities, including contingent liabilities.

(c)
In the event of the commencement of a bankruptcy proceeding by or against Pipex under the U.S. Bankruptcy Code (“Bankruptcy Proceeding”), this Agreement shall be subject to the provisions of Bankruptcy Code Section 365(n).

(d)
Pipex hereby grants to Meda a right of access to and to obtain possession of and to benefit from (i) copies of Clinical Data, (ii) Licensed Product samples and inventory, (iii) Licensed Technology; (iv) copies of laboratory samples, notes and notebooks related to the Licensed Product, all of which constitute “embodiments” of intellectual property pursuant to Section 365(n) of the Bankruptcy Code, and (v) copies of all other embodiments of such intellectual property in Pipex’s Control; provided that such right shall only be exercisable by Meda upon the commencement of a Bankruptcy Proceeding.

(e)
Pipex agrees not to interfere with Meda’s exercise of rights and licenses to intellectual property licensed hereunder and embodiments thereof in accordance with this Agreement and agrees to use Commercially Reasonable Efforts to assist Meda to obtain such intellectual property and embodiments thereof in the possession or control of Third Parties as reasonably necessary or desirable for Meda to exercise such rights and licenses in accordance with this Agreement.

(f)
The Parties acknowledge and agree that all payments by Meda to Pipex hereunder, other than royalty payments pursuant to Section 4.2, do not constitute royalties within the meaning of Section 365(n) of the Bankruptcy Code or relate to licenses of intellectual property hereunder.

9.4 Termination for Cause.  Either Party may terminate this Agreement upon 30 days’ prior written notice if the other Party breaches any of its material obligations under this Agreement and the breaching Party has not remedied the breach within such 30 days period. If such breach regards any payment obligation hereunder, then Pipex shall have the right to terminate upon 5 business days’ written notice, unless Meda makes such payments plus any applicable interest due, within such 5 day notice period. The notice provided pursuant to this Section 9.4 must state the alleged breach with particularity and specify the Party’s intent to terminate this Agreement if the other Party fails to remedy such breach. With respect to any such uncured breach by Meda that arises out of and affects only one or more countries in the Territory (as opposed to a general, non-country specific breach of Meda’s obligations under this Agreement, including its royalty and milestone payment obligations under Article 4), Pipex’s termination rights under this Section 9.4 shall be limited to termination on a country-by-country basis of Meda’s rights to such countries.

9.5 Effects of Termination.

(a)	Upon the termination or expiration of this Agreement, all licenses granted under the terms of this Agreement in respect of the affected countries shall automatically terminate and revert to Pipex.

(b)
If this Agreement is terminated in any country for any reason after the Regulatory Approval of Products in the Territory, Meda and its Affiliates shall have the right to sell or otherwise dispose in such country any Products then held in inventory by Meda and its Affiliates, all subject to the payment to Pipex of all amounts due pursuant to Article 4 hereof.

(c)
Within 30 days following the expiration or termination of this Agreement in all countries for any reason, Pipex shall promptly return to Meda all Confidential Information of Meda provided to Pipex hereunder, and Meda shall: (i) return to Pipex all Confidential Information of Pipex and all Licensed Technology provided by Pipex to Meda and that is in Meda’s or its Affiliates’ possession, including any and all documentation and other tangible embodiments thereof, except that each party may retain one archival copy of the other party’s Confidential Information solely for purposes of monitoring compliance with its surviving obligations hereunder and complying with Applicable Laws, and (ii) take such other actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer of rights to Pipex under this Section 9.5(c).

(d)
Without limiting Meda’s rights under Section 9.4, Meda may elect, in lieu of termination of the Agreement, to continue to exploit Products in the Territory pursuant to Section 2.1; provided, that Meda provides Pipex 60 days’ written notice specifying the material breach and stating its intent to continue to exploit such Products.  If Pipex fails to cure such breach during such notice period all amounts otherwise payable thereafter by Meda shall be reduced by 50%.

(e)
Neither termination nor expiration of this Agreement shall relieve the Parties of any obligation accruing prior to such expiration or termination, including any such payment obligation under Article 4 (and to the extent related to such remaining payment obligations, Article 5).  Without limiting the foregoing and in addition to any provisions specified in this Agreement as surviving under the applicable circumstances, the obligations and rights of the Parties under Section 9.5 and Articles 8, 10, 11 and 12 (and, to the extent required to give effect to the foregoing, Article 1) shall survive termination or expiration of this Agreement in accordance with their terms.

10. INDEMNIFICATION.

10.1 Meda.  Meda shall defend and indemnify Pipex and McLean and their respective Affiliates, directors, officers, employees and agents (each, an “Pipex Indemnitee”) against any and all claims, suits, actions, demands, liabilities, expenses and/or loss, including reasonable legal expense and attorneys’ fees, (collectively, “Losses”) to which any Pipex Indemnitee becomes subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly or indirectly out of: (a) the Development or Commercialization of any Licensed Products by Meda or any of its Affiliates or distributors in the Territory; (b) the breach by Meda of any representation, covenant or agreement made by Meda in this Agreement; or (c) the gross negligence or willful misconduct of any Meda Indemnitee (defined below); except, in each such case, to the extent such Losses result from the gross negligence or willful misconduct of any Pipex Indemnitee or the breach by Pipex or McLean of any representation, covenant or agreement made by Pipex in this Agreement or by McLean under that that separate letter dated as of May 6, 2010, between McLean and Pipex that is attached as Exhibit 10.1 (the “Non-Disturbance Letter”).

10.2 Pipex.  Pipex  shall defend and indemnify Meda and its Affiliates and distributors and their respective directors, officers, employees and agents (each, a “Meda Indemnitee”) against any and all Losses to which any Meda Indemnitee becomes subject as a result of any claim, demand, action or other proceeding  by any Third Party to the extent such Losses arise directly or indirectly out of: (a) the Development or Commercialization of any Licensed Products by Pipex or any of its Affiliates or distributors in the Territory or the failure by Pipex to comply with any legal or other requirements with respect thereto; (b) the breach by Pipex of any representation, covenant or agreement made by Pipex in this Agreement; and (c) gross negligence or willful misconduct of any Pipex Indemnitee; except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of any Meda Indemnitee or the breach by Meda of any representation, covenant or agreement made by Meda in this Agreement.

10.3 Procedure.  In the event a Party (the “Indemnified Party”) seeks indemnification under Section 10.1 or 10.2, as applicable, it shall inform the other Party (the “Indemnifying Party”) of a claim as soon as reasonably practicable after it receives notice of the claim (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a claim as provided in this Section 10.3 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually damaged as a result of such failure to give notice), shall permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration) using counsel reasonably satisfactory to the Indemnified Party, and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim.  If the Indemnifying Party does not assume control of such defense within 15 days after receiving notice of the claim from the Indemnified Party, the Indemnified Party shall control such defense and, without limiting the Indemnifying Party’s indemnification obligations, the Indemnifying Party shall reimburse the Indemnified Party for all reasonable costs, including reasonable attorney fees, incurred by the Indemnified Party in defending itself within 30 days after receipt of any invoice therefore from the Indemnified Party.  The Party not controlling such defense may participate therein at its own expense.  The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto.  The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, delayed or conditioned.  The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto, that imposes any liability or obligation on the Indemnified Party or that acknowledges fault by the Indemnified Party, in each case without the prior written consent of the Indemnified Party.

10.4 Insurance.  Meda shall, at its sole cost and expense, procure and maintain the insurance that Pipex/Adeona is required to maintain under Section 8.2 of the McLean License, but shall be required to name Pipex and McLean as additional insured only in respect of activities conducted, or Licensed Products sold, by Meda.

11. DISPUTE RESOLUTION.

11.1 Dispute Resolution.  If any controversy, claim or dispute arises between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith (a “Dispute”), it shall be resolved pursuant to this Article 11.

11.2 Executive Mediation.  Either Party shall have the right to refer any Dispute to the chief executive officers of the Parties who shall confer on the resolution of the issue.  If such officers are not able to agree on the resolution of any such issue within 60 days after such issue was first referred to them, either Party may, by written notice to the other Party, elect to initiate arbitration pursuant to Section 11.3 for purposes of having the matter settled.  Any Disputes concerning the proper characterization of a Dispute subject to resolution under this Article 11 shall be submitted immediately to arbitration to be resolved pursuant to Section 11.3.

11.3 Arbitration.   Any Disputes that cannot be resolved pursuant to Section 11.2 shall be finally settled by binding arbitration conducted in the English language in London, England under the commercial arbitration rules of the London Court of International Arbitration (“LCIA”).  Such arbitration shall be subject to the following:

(a)
Except as provided below in this paragraph (a), the arbitration shall be conducted by a tribunal of three persons, one nominated by the initiating Party in the request for arbitration, the second nominated by the other Party within 30 days after receipt of the request for arbitration, and the third, who shall act as chairperson, nominated jointly by the two Parties within 30 days of the nomination of the second arbitrator. If the Dispute involves claims for damages of less than $3,000,000, there shall be only one arbitrator, nominated jointly by the Parties within 30 days of receipt of the request for arbitration. If any arbitrator is not nominated within these time periods, the LCIA court shall appoint that arbitrator.  The chair of the tribunal shall not have the same nationality of either Party or its parent company.  Each arbitrator shall comply with the requirements of the IBA Guidelines on Conflicts of Interest in International Arbitration.

(b)
The arbitration proceedings and all pleadings and written evidence shall be in the English language.  Any written evidence originally in another language shall be submitted in English translation accompanied by the original or a true copy thereof.  Each Party agrees to use reasonable efforts to make all of its current employees available to testify or provide written statements, if reasonably necessary.  In addition to the authority conferred upon the arbitral tribunal by the Rules, the arbitral tribunal shall have the authority to order production of documents in accordance with the IBA Rules on the Taking of Evidence in International Arbitration.

(c)
The arbitrators shall have the power to decide all questions of arbitrability.  The arbitrators shall be instructed and required to render (i) a draft resolution or award within 45 days of the conclusion of the taking of evidence, and the Parties may provide comments thereon within ten days after its receipt and (ii) a final written resolution and award on each issue that clearly states the basis upon which such resolution and award is made. The final written resolution and award shall be delivered to the Parties as expeditiously as possible, but in no event more than 90 days after conclusion of the taking of evidence.

(d)
Confirmation of, or judgment upon, any award rendered by the tribunal may be entered in any competent court or application may be made to any competent court for judicial acceptance of such an award and order for enforcement.  Each Party agrees that, notwithstanding any provision of Applicable Law or of this Agreement, it shall not request, and the arbitrators shall have no authority to award, punitive or exemplary damages against any Party.

(e)
Each Party shall bear its own costs and expenses and attorneys’ fees. The arbitral tribunal shall include in its award an allocation to any Party of such fees and expenses incurred by the arbitrators and LCIA as the arbitral tribunal shall deem reasonable. In making such allocation, the arbitral tribunal shall consider the relative success of the Parties on their claims, counterclaims and defenses.

(f)	Any payment to be made by a Party pursuant to a decision of the tribunal shall be made in United States dollars, free of any tax or other deduction.

11.4 Interim Relief.  Nothing in this Agreement shall limit the right of either Party to apply to the arbitration tribunal or any court of competent jurisdiction for any equitable or interim relief or provisional remedy, including a temporary restraining order, preliminary injunction or other interim or conservatory relief. The arbitral tribunal shall have the authority to grant any provisional or interim remedy that would be available from a court of law or equity in England. Except to the extent necessary to confirm or obtain judgment on an award or decision or as may be required by Applicable Law, neither Party may, and the Parties shall instruct the arbitrators not to, disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the Dispute would be barred by the applicable Massachusetts statute of limitations or, if no Massachusetts statute of limitation applies, the shortest of any other statutory or other time limitation that may apply to the claim.

12. GENERAL PROVISIONS.

12.1 Limitation of Liability.   NEITHER PARTY SHALL BE LIABLE FOR SPECIAL, PUNITIVE, INCIDENTAL, CONSEQUENTIAL OR OTHER INDIRECT DAMAGES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS UNDER THIS AGREEMENT, INCLUDING LOST OR ANTICIPATED PROFITS, LOST GOODWILL, LOST REVENUE, LOST PRODUCTION, LOST CONTRACTS OR LOST OPPORTUNITY, WHETHER ARISING IN CONTRACT, TORT OR OTHER LEGAL THEORY, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.

12.2 Adeona Guarantee. In consideration of Meda entering into this Agreement, Adeona hereby unconditionally and irrevocably guarantees to Meda the prompt performance of all obligations of Pipex, including the indemnification obligations under Article 10 (the “Guaranteed Obligations”), upon the failure of Pipex to satisfy a Guaranteed Obligation when due and payable. Adeona’s obligations shall in no way be conditioned upon any requirement that Meda first attempt to collect any of the Guaranteed Obligations from Pipex or resort to any security or other means of obtaining its payment and, to the extent permitted by law, Adeona waives presentment, demand, protest, notice of acceptance, notice of Guaranteed Obligations incurred and all other notices of any kind, all defenses that may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshaling of assets of Pipex, and all suretyship defenses generally.  Without limiting the generality of the foregoing, Adeona agrees to the provisions of the Agreement and agrees that the obligations of Adeona hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) any extensions or renewals of any Guaranteed Obligation; or (b) any rescissions, waivers, amendments or modifications of any of the terms or provisions of the Agreement or other agreements executed hereafter evidencing, securing, or otherwise executed in connection with any Guaranteed Obligation.

12.3 Force Majeure.  Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), acts of God or acts, omissions or delays in acting by any governmental authority.  The non-performing Party shall notify the other Party of such force majeure promptly after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect.  The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform.  In the event that such force majeure event lasts for more than 90 days, such other Party shall have the right to terminate this Agreement upon 60 days written notice to the non-performing Party.

12.4 Export Control.  This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries that may be imposed on related to the Parties from time to time.  Each Party agrees that it shall not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity in accordance with Applicable Law.

12.5 Relationship of the Parties.  The Parties are and shall be independent contractors and the relationship between the Parties shall not constitute a partnership, joint venture or agency.  Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other Party to do so, such consent not to be unreasonably withheld or delayed.  All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

12.6 No Benefit to Third Parties.  This Agreement is for the sole benefit of the Parties and their successors and permitted assigns, and it shall not be construed as conferring any rights on any Third Party.

12.7 Assignment.  Without the prior written consent of the other Party hereto, neither Party shall sell, transfer, assign, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, that Meda may, without such consent, assign this Agreement (i) to the assignee or purchaser of the rights to Commercialize or Develop the Licensed Product in the Territory or (ii) to its successor entity or acquirer in the event of a merger, consolidation or sale of substantially all of the assets of Meda, and Pipex may assign this Agreement to its successor entity or acquirer in the event of a merger, consolidation or sale of substantially all of the assets of Pipex (including the McLean License, the XXX and the Licensed Technology).  Any attempted assignment or delegation in violation of the preceding sentence shall be void and of no effect.  All validly assigned and delegated rights and obligations of the Parties hereunder shall be binding upon and inure to the benefit of and be enforceable by and against the successors and permitted assigns of the Parties, as the case may be.  In the event either Party seeks and obtains the other Party’s consent to assign or delegate its rights or obligations to another Party, the assignee or transferee shall assume all obligations of its assignor or transferor under this Agreement.

12.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Massachusetts, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

12.9 Notices.  Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier or facsimile confirmed thereafter by any of the foregoing, to the Party to be notified at its address(es) given below, or at any address such Party has previously designated by prior written notice to the other.  Notice shall be deemed sufficiently given for all purposes upon the earliest of:  (a) the date of actual receipt; (b) if mailed, five days after the date of postmark; or (c) if delivered by express courier, the next business day the courier regularly makes deliveries in the country of the recipient.
____________________

XXX - redacted pursuant to a confidentiality request with the United States Securities and Exchange Commission and filed separately with the Commission

If to Meda:	Meda AB Box 906 SE-170 09 Solna, Sweden Attention: Chief Executive Officer Telephone: +46 630 19 00 Facsimile: +46 8 630 19 19
If to Pipex:	Pipex Pharmaceuticals, Inc. 3930 Varsity Drive Ann Arbor, MI 48108 Attention: James S. Kuo, M.D., M.B.A. Telephone: (734) 332-7800 Facsimile: (734) 332-7878

12.10 Severability.  If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties as nearly as may be possible.  Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

12.11 Entire Agreement.  This Agreement, together with the Appendices attached hereto, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto are superseded hereby.  Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein.

12.12 Further Assurances.  Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

12.13 Waiver and Non-Exclusion of Remedies.  Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.  The waiver by either Party hereto of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

12.14 Modification.  No amendment, modification, release or discharge shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.  No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by the Parties.

12.15 English Language.  This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language.  Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

12.16 Construction.  The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto.  The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement.  Except where the context otherwise requires, the use of any gender herein shall be deemed to be or include the other genders, the use of the singular shall be deemed to include the plural (and vice versa) and the word “or” is used in the inclusive sense.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (a) references in this Agreement to any Article, Section or Exhibit shall mean references to such Article, Section or Exhibit of this Agreement, (b) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (c) any reference herein to any Person shall be construed to include the Person’s successors and assigns, and (d) the words “herein”, ”hereof” and ”hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.

12.17 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may be executed by facsimile or .pdf signatures and such signatures shall be deemed to bind each Party as if they were original signature.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the Effective Date.

Pipex Pharmaceuticals, Inc. By: Name: Title:	Meda AB By: Name: Anders Lönner Title: CEO

Acknowledged and agreed to by Adeona Pharmaceuticals, Inc.

By:

Name:

Title:

[Flupirtine License Agreement Signature Page]

EXHIBIT 1.19

LICENSED PATENTS

U.S. Patent Application number 09/534,325, filed on April 5, 2000, now U.S. Patent No. 6,610,324, issued on August 26, 2003, entitled “Flupirtine in the Treatment of Fribromyalgia and Related Conditions.”

Canadian Patent Application number 2,366,865, filed on April 5, 2000, entitled “Flupirtine in the Treatment of Fibromyalgia and Related Conditions.”

Japanese Patent Application Serial Number 2000-609051, filed on April 5, 2000, entitled “Flupirtine in the Treatment of Fibromyalgia and Related Conditions.”